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                                  EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


ExecuStay Corporation of America, a Maryland corporation

Executive Furniture Centre, Inc., a Maryland corporation

Executive Amenities, Inc., a Maryland corporation

Executive Amenities -- West, Inc., a Maryland corporation